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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
RealNetworks, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-42579, 333-53127 and 333-63333) on Form S-8 of RealNetworks, Inc., and
subsidiaries of our reports dated January 21, 2000, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the 1999 Annual Report on Form 10-K of RealNetworks, Inc., or are incorporated by reference therein from the 1999 annual report to shareholders of RealNetworks, Inc.


/s/ KPMG LLP
Seattle, Washington
March 28, 2000